Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: November 22, 2019

DPE DEUTSCHE PRIVATE EQUITY GESELLSCHAFT MBH

By:	/s/ Marc Thiery
Name:	Marc Thiery
Title:	Managing Director

DPE DEUTSCHLAND II A GMBH & CO. KG
By its general partner Deutsche Private Equity Administration GmbH

By:	/s/ Marc Thiery
Name:	Marc Thiery
Title:	Managing Director

DPE DEUTSCHLAND II B GMBH & CO. KG
By its general partner Deutsche Private Equity Administration GmbH

By:	/s/ Marc Thiery
Name:	Marc Thiery
Title:	Managing Director

DEUTSCHE PRIVATE EQUITY ADMINISTRATION GMBH

By:	/s/ Marc Thiery
Name:	Marc Thiery
Title:	Managing Director

/s/ Marc Thiery
Marc Thiery